EXHIBIT (c)(2)

Maxco, Inc.

Presentation to the Special Committee of the Board of Directors

October 17, 2005

GBQ CONSULTING LLC

MAXCO

TABLE OF CONTENTS

I.	Overview of the Engagement	
	A. Summary of the Proposed Transaction	1
	B. Role of GBQ Consulting, LLC	1
	C. Due Diligence	2
II.	Company Overview	
	A. Business Description	3
	B. Financial Profile	4
	C. Ownership Profile	4
	D. Trading Profile	6
III.	Valuation of the Company	
	A. Valuation Overview	9
	B. Discounted Cash Flow Method	9
	C. Guideline Public Company Method	12
	D. Adjustments to Concluded Operating Values	14
	E. Conclusion	16
IV.	Premiums Paid Analysis	
	A. Merger & Acquisition Transactions	17
	B. Going-Private Transactions	18
V.	Conclusions	
	A. Analysis of Offer Price	20
	B. Conclusion as to Fairness	21

EXHIBITS

A. Historical Financial Statements
B. Discounted Cash Flow Method
C. Guideline Public Company Method
D. Selected Going Private Transactions

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MAXCO

I. OVERVIEW OF THE ENGAGEMENT

A. Summary of the Proposed Transaction

- The Board of Directors (the "Board") of Maxco, Inc. ("Maxco" or the "Company") has proposed to amend the Company's Restated Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company's common stock (the "Proposed Transaction"). As a result of the Proposed Transaction, each shareholder owning fewer than 1,000 shares immediately before the Proposed Transaction will receive from the Company consideration of $6.00 in cash, without interest (the "Consideration"), for each of such stockholder's shares of the Company's common stock. Each share of common stock held by a shareholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the Proposed Transaction.

- After the Proposed Transaction, the Board anticipates that Maxco will have approximately 70 shareholders of record. In the event that there are fewer than 300 shareholders of record following the Proposed Transaction, Maxco intends to file a Form 15 with the Securities and Exchange Commission (the "SEC") to terminate registration of its common stock under federal securities laws. In addition, Maxco's common stock would cease to be traded on the NASDAQ Small Cap Market and would only be quoted in the "pink sheets".

- The Proposed Transaction cannot occur unless the holders of more than a majority of the issued and outstanding shares of Maxco's common stock approve the proposed amendments to the Company's Restated Articles of Incorporation.

- If approved, the Proposed Transaction would enable Maxco to 1) eliminate costs (and certain competitive disadvantages) associated with filing reports and documents under the Exchange Act with the SEC, 2) eliminate expenses associated with the Sarbanes-Oxley Act of 2002, and 3) eliminate costs related to the administration of shareholder accounts.

- The Board has formed a special committee of the Board of Directors (the "Special Committee") to consider certain matters regarding the Proposed Transaction, including the ability to disapprove of the Proposed Transaction.

B. Role of GBQ Consulting, LLC

- GBQ Consulting, LLC ("GBQ") has been engaged by the Special Committee to serve as an independent financial advisor to the Special Committee and render an opinion (our "Opinion") of whether the Consideration to be received by certain cashed-out shareholders of Maxco in connection with the Proposed Transaction is fair to them, from a financial point of view.

- The primary GBQ professionals involved in this engagement were Brian D. Bornino, CPA/ABV, CFA, CBA (Director, Valuation Services), Robert M. Stutz II, ASA, AVA, CM&A (Director, Valuation Services), and Jason S. Robertson, AM (Manager, Valuation Services).

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C. Due Diligence

The primary sources of information used in this analysis are as follows:

- Interviews and discussions with Maxco's management;
- Financial projections from management for the fiscal years ended March 31, 2006 through 2010;
- On site visits to the Company's headquarters and operating facilities in Lansing, Michigan;
- Maxco's financial statements for the fiscal years ended March 31, 2001 through 2005, audited by Ernst & Young LLP (2001 – 2003) and Rehmann Robson (2004 and 2005);
- Maxco's unaudited financial statements for the three-months ended June 30, 2004 and 2005;
- Maxco's recent annual and quarterly SEC filings;
- Agreements and other documents related to the Proposed Transaction including a draft Proxy Statement to be filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934;
- A review of historical market prices and trading volume of the Company's publicly traded common stock since October 1, 2002;
- A review of the recent shareholder profile of the Company and the number of shareholders;
- A review of certain publicly available news articles and press releases relating to the Company;
- A review of publicly available financial data of certain publicly-traded companies that we deem comparable to Maxco;
- Various management-prepared documents, lists, and schedules; and
- Various publicly available information, data, documents, and data, which are referenced throughout this valuation report.

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MAXCO

II. COMPANY OVERVIEW

A. Business Description

Incorporated in 1946, Maxco currently consists of one operating unit, Atmosphere Annealing, Inc. ("AAI"), and a portfolio of non-operating investments.

- AAI operates as a production heat treating and phosphate coating business serving cold forming, stamping, forging, and casting industries. The Company currently has 400 employees and is ISO-9002/QS-9000 certified.

- AAI was founded in 1978 with the first plant on Bassett Street in Lansing, Michigan. The Bassett Street Plant provides annealing, protective atmosphere normalizing, stress relieving, case carburizing, shotblasting, and phosphate and lube coating services. In 1985, a new plant was started in Canton, Ohio. The Canton Plant provides the same services as the Bassett Street Plant as well as isothermal annealing, protective atmosphere normalize, sawing, and shearing. In 1986, AAI built another plant in Lansing, Michigan on Mt. Hope Street. In 1991, the Company's built its fourth plant in North Vernon, Indiana. The Mt. Hope and North Vernon plants provide quenching and tempering, normalizing, annealing, and shotblasting services.

- AAI was purchased by Maxco on January 3, 1997, for an enterprise value of $12.8 million.

The following is a summary of the Company's portfolio of non-operating investments:

- ***Integral Vision, Inc.*** Maxco owns 2,410,183 shares (or approximately 8% of the outstanding common stock) of Integral Vision, Inc., a publicly traded company (ticker: INVI) that manufacturers a component that automates quality control aspects in the manufacturing process of flat-panel and LCD displays. Integral Vision had aggregate revenue of $12.35 million and an operating loss of $20.66 million over the last five fiscal years.

- ***Phoenix Financial Group.*** The Company owns 36% of the Phoenix Financial Group (dba Cambridge Group Investments, Ltd. and bondpage.com), a fixed income securities broker. Phoenix Financial was started in 1997 and has approximately $3.5 million in revenue.

- ***Robinson Oil.*** Maxco owns 50% of Robinson Oil, which sub-leases land in Montana to energy companies for primarily natural gas extraction. For the year ended March 31, 2005, the company had revenue and a net loss of $80,000 and -$67,000, respectively.

- ***Real Estate.*** The Company has ownership (directly or indirectly) in 1) a 12-story office building in Lansing, 2) two buildings and land in Ledges Commerce Park on the west side of Lansing, and 3) 50% of a portfolio of small corporate office buildings similar to the headquarters of Maxco.

- ***Provant, Inc.*** Maxco owns 2,837,089 shares of Provant, Inc. The company's principal activity was to provide a range of performance improvement training services and products to Fortune

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1000 companies, other corporations, and government entities. Provant is in the process of a complete liquidation of the company - their final business unit was sold in February 2004.

B. *Financial Profile*

- Over the past five years, total assets of Maxco have declined approximately $60.0 million from $97.5 million in 2001 to $37.5 million in June 2005. The decline is primarily attributable to the divestiture of certain investments and equity interests in 2003.

- In 2005, Maxco's revenues improved to $45.4 million from $40.8 million due to increased volume from existing customers as well as an expanded customer base. Since 2002, net sales have grown at a four-year compound annual growth rate of 9.3%.

- The Company's cost of revenues has fluctuated between 59% and 66% over the past five years. The decline in gross margins after 2002 reflects an increase in sales to a major auto manufacturer.

- The following table presents a summary of Maxco's historical operating results:

	At Or For The Fiscal Year Ended (in 000's)					TTM
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005
Assets	$ 97,450	$ 87,038	$ 38,375	$ 35,481	$ 33,166	$ 37,478
Equity	26,834	22,987	9,534	7,721	8,965	9,207
Net Sales	39,560	34,696	36,827	40,798	45,364	45,445
Gross Profit	15,091	14,182	13,522	14,024	16,325	16,662
Gross Profit %	38.1%	40.9%	36.7%	34.4%	36.0%	36.7%
Adjusted EBITDA	3,172	3,203	2,266	3,068	4,929	5,144
Adjusted EBITDA %	8.0%	9.2%	6.2%	7.5%	10.9%	11.3%

C. *Ownership Profile*

- Ownership in Maxco's stock is characterized by a few minority interest investors. Max A. Coon, an insider, and ROI Capital Management, Inc., a 5% beneficial owner, combine for approximately 51.0% of outstanding shares. Institutional ownership is low at less than 5% of total shares outstanding.

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Major Shareholders (1)

	Shares	% of Total
Institutional Investors		
Dimensional Fund Advisors, Inc.	144,500	4.19%
Northern Trust Co.	13,862	0.40%
Barclays Global Investors Intl	5,858	0.17%
CALPERS (California Public Emp. Retirement Sys)	5,000	0.15%
Total Institutions	169,220	4.91%
Insiders (2)		
Max A. Coon	896,943	26.02%
Eric L. Cross (3)	220,525	6.40%
Vincent Shunsky (3)	118,392	3.43%
Sanjeev Deshpande (3)	45,089	1.31%
Samuel O. Mallory	22,200	0.64%
EM Investors	101,022	2.93%
Shares held jointly among Coon, Cross, and Shunsky	155,250	4.50%
Total Insiders	1,559,421	45.24%
5% Beneficial Owners		
ROI Capital Management, Inc.	860,998	24.98%
Daryle L. Doden	250,000	7.25%
Total 5% Owners	1,110,998	32.23%
Other Public Stockholders	739,856	21.46%
Total Shares (3)	3,579,495	103.84%
Out-Of-The-Money Stock Options	(132,500)	-3.84%
Basic Shares (4)	3,446,995	100.00%

(1) Source: Draft Proxy Statement (Schedule 14A) and information from management.

(2) Includes shares held with shared voting and investment power.

(3) Includes stock options.

(4) Reflects total shares outstanding as of July 31, 2005 per Maxco's quarterly report on form 10-Q dated August 18, 2005.

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D. *Trading Profile*

- Maxco's common stock is held by approximately 515 shareholders of record. Total trading volume for the year ended October 12, 2005 represented 24.0% of total publicly traded shares, and daily trading volume averages approximately 0.1% of total publicly traded shares.

Daily Stock Price and Trading Volume Based on Closing Prices from 10/13/04 to 10/12/05		
Closing Price on 10/12/05	$	5.07
High Closing Price	$	5.24
Low Closing Price	$	3.30
Average Closing Price	$	4.07
Median Closing Price	$	3.99
Total Annual Volume		359,400
Average Daily Volume		1,421
Approximate Float		1,500,000
Annual Volume as a % of Float		23.96%
Daily Volume as a % of Float		0.09%

- Maxco shares are generally not covered by Wall Street analysts.

- Share price performance has been well below that of the S&P 500 during the three-year period ended October 12, 2005 and has ranged from a high of $7.16 (November 2002) to a low of $2.08 (March 2003).

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Maxco, Inc.
3-Year Relative Stock Performance
160%
140%
120%
100%
80%
60%
40%
20%
0%
Oct-02
Nov-02
Dec-02
Jan-03
Feb-03
Mar-03
Apr-03
May-03
Jun-03
Jul-03
Aug-03
Sep-03
Oct-03
Nov-03
Dec-03
Jan-04
Feb-04
Mar-04
Apr-04
May-04
Jun-04
Jul-04
Aug-04
Sep-04
Oct-04
Nov-04
Dec-04
Jan-05
Feb-05
Mar-05
Apr-05
May-05
Jun-05
Jul-05
Aug-05
Sep-05
S&P 500
Maxco

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Maxco, Inc.
3-Year Price and Volume Trend
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
-
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
Oct-02
Nov-02
Dec-02
Jan-03
Feb-03
Mar-03
Apr-03
May-03
Jun-03
Jul-03
Aug-03
Sep-03
Oct-03
Nov-03
Dec-03
Jan-04
Feb-04
Mar-04
Apr-04
May-04
Jun-04
Jul-04
Aug-04
Sep-04
Oct-04
Nov-04
Dec-04
Jan-05
Feb-05
Mar-05
Apr-05
May-05
Jun-05
Jul-05
Aug-05
Sep-05
Price
Volume

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III. VALUATION OF MAXCO, INC.

A. Valuation Overview

- In assessing the fairness of the Proposed Transaction, we considered valuation techniques including the Income Approach and the Market Approach. Specifically, we considered the results of the Discounted Cash Flow Method (Income Approach) and the Guideline Public Company Method (Market Approach).

B. Discounted Cash Flow Method

- The Company's profitability is directly related to the prosperity and business operations of the automotive industry.

- The Company's operating results declined steadily between 2000 and 2002 but have improved since. Maxco's future performance will be largely dependant on the Company's ability to act as a primary tier 2-3 service-provider to the automotive industry.

- All financial projections are based on information provided by management, our interviews with management, certain GBQ estimates, and other publicly available information.

- Projections presented reflect management's best estimate of the Company's business prospects for the fiscal years ending March 31, 2006 through 2010.

- The Company recently obtained a large contract from a major auto manufacturer. The contract is expected to add revenue of $1.8 million in 2008, $3.6 million in 2009, and $5.6 million in 2010. Prior to obtaining the contract, management forecasted revenue to increase marginally in the foreseeable future with the exception of stronger than average growth (5% to 8%) in 2007 and 2008 due primarily to the positive outlook for the trucking industry. Accordingly, revenue is projected to increase by 4.5% in 2006, followed by 6.5% annual growth in 2007 and 2008 on the Company's existing revenue base. Revenue from the large contract is factored in for the term of the contract years (2008 through 2010). Management indicates that it is likely the additional revenue from this customer will continue beyond 2010.

Financial Projections (in 000's)
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
2006
2007
2008
2009
2010
Revenue
EBITDA

- Management forecasts gross margins to remain constant at 35.3%. The selected margin is consistent with results over the last few fiscal years. Operating expenses are projected to total $9.2 million in 2006 before increasing to 20% of total revenue in fiscal 2007. Following 2007,

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operating expenses are projected to decrease to 19.0% of total revenue by 2009. Corporate overhead expenses are projected to total $2.0 million in 2006 and grow at a rate of 3.0% for every year thereafter.

- Capital expenditures are projected to increase in the immediate future as a result of the new large contract. Specifically, management indicates the Company will spend an additional $800,000 per year over the previously forecasted amount (approximately $1.5 million in 2006) for the next three years in order to meet the requirements of the contract. Future depreciation will be a function of capital expenditures.

- The Company's required level of working capital[1] is projected to equal approximately 7.2% of sales throughout the projection period, consistent with Maxco's level of working capital in recent years.

- Exhibit B, page 2, outlines the assumptions used in projecting the Company's cash flow.

- Cash flows and terminal value were discounted to their present value using a weighted average cost of capital ("WACC"). The steps involved in deriving an appropriate WACC include estimating (1) the required return on equity; (2) the required return on debt; and (3) an appropriate capital structure.

  - To estimate the required rate on equity, we utilized the Capital Asset Pricing Model ("CAPM"). The components of the CAPM model are as follows:

    1) *Risk-Free Rate of Return.* We utilize a risk free rate of 4.65% based on the yield of a 20-year Treasury bond as of the date of the Proposed Transaction.

    2) *Equity Risk Premium.* Our CAPM model included a beta adjusted equity risk premium of 5.40% (or beta of .90) based on an analysis of industry betas presented in the adjacent table.

    3) *Small Stock Risk Premium.* We incorporate a small stock risk premium of 6.41% based on the historical returns (in excess of the return on the S&P 500 Index) of the smallest ten percent of stocks on the NYSE, AMEX, and NASDAQ exchanges (i.e., stocks of companies with equity capitalizations below $262.7 million).

Analysis of Industry Betas

Guideline Public Company	Beta
Commercial Metals Company	1.06
Milastar Corporation	0.86
Novamerican Steel, Inc.	0.83
Olympic Steel, Inc.	1.53
Steel Technologies, Inc.	0.52
Worthington Industries, Inc.	0.92
Median	0.89
Average	0.95
Selected	0.90

[1] For purposes of this discounted cash flow analysis, we define working capital to be accounts receivable, inventory, and accounts payable.

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4) *Specific Company Risk Premium.* Based on an analysis of Company specific factors including management depth, service-line diversification, geographic diversification, market position/share, financial structure, stability of earnings, and the risk associated with realizing the projected cash flows, we apply a company-specific risk premium of 2.0% to our cost of equity.

➢ We estimated the Company's cost of debt utilizing a long-term interest rate of 6.19% (based on Baa-rated bonds) and a tax rate of 40%.

➢ To estimate an appropriate long-term capital structure for the Company, we considered typical capital structures within the industry as outlined in the adjacent table. Based thereon, a normalized capital structure of 25.0% debt and 75.0% equity is estimated for purposes of determining Maxco's WACC.

Analysis of Industry Capital Structures

Guideline Public Company	MVE/EV
Commercial Metals Company	76.9%
Milastar Corporation	75.8%
Novamerican Steel, Inc.	84.1%
Olympic Steel, Inc.	67.4%
Steel Technologies, Inc.	75.8%
Worthington Industries, Inc.	83.3%
Median	76.4%
Average	77.2%
Maxco [1]	63.1%
Maxco [2]	77.1%
Selected	75.0%

[1] - without preferred stock
[2] - with preferred stock

- Adjusting for the Company's non-operating assets, incentive compensation liability, interest bearing debt, preferred stock, and cash balances (discussed in greater detail later), our application of the Discounted Cash Flow Method suggests a value of $4.21 per share, as follows:

Maxco, Inc.
Discounted Cash Flow (in 000's)

Present Value of Cash Flows (Years 1 to 5)	$ 8,523
Present Value of Residual Cash Flow	17,177
Total Operating Value	25,700
Add: Nonoperating Assets	9,862
Business Enterprise Value	35,562
Less: Incentive Compensation Liability	(1,300)
Less: Interest-Bearing Debt	(16,286)
Less: Preferred Stock	(5,116)
Plus: Cash and Cash Equivalents	1,640
Value of Common Equity	14,500
Indicated Value - Rounded	14,500
Outstanding Shares	3,447
Per share	**$ 4.21**

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* Assuming a reasonable range of appropriate discount rates and long-term growth scenarios, the aforementioned projections suggest a range of values from $3.25 per share to $5.54 per share as follows:

Maxco Inc.
Discounted Cash Flow Method - Sensitivity Analysis

WACC	*Terminal Growth Rate* 2.0%	2.5%	**3.0%**	3.5%	4.0%
13.8%	$ 4.38	$ 4.64	$ 4.90	$ 5.22	$ 5.54
14.3%	$ 4.06	$ 4.29	$ 4.55	$ 4.82	$ 5.11
14.8%	$ 3.77	$ 3.97	**$ 4.21**	$ 4.44	$ 4.73
15.3%	$ 3.51	$ 3.68	$ 3.89	$ 4.12	$ 4.35
15.8%	$ 3.25	$ 3.42	$ 3.63	$ 3.83	$ 4.03

C. Guideline Public Company Method

* We completed an extensive review of publicly available information and held discussions with management to identify comparable public companies (i.e., companies with an underlying similarity of relevant investment characteristics, such as markets, products, growth, or other pertinent factors).

* Maxco's primary competitors are small specialized service providers and in-house divisions of automobile manufacturers. As such, we find no public companies directly comparable to the Company in terms of size, products, and markets served. However, we were able to identify six publicly-traded companies operating primarily in the metal treatment industry for use in our analysis:

  - *Commercial Metals Company* Ticker - CMC - Commercial Metals Company and its subsidiaries manufacture, recycle, and market steel and metal products and related materials. The company markets and trades primary and secondary metals, steel, ores, concentrates, industrial minerals, ferroalloys, chemicals, and other materials used in a variety of industries.

  - *Milastar Corporation* Ticker - MILAA - Milastar Corporation sells special metallurgical services to manufacturers in the Midwestern and New England regions of the United States. The company's services include metallurgical engineering, heat treating, brazing, and surface finishing.

  - *Novamerican Steel, Inc.* Ticker - TONS - Novamerican Steel processes and distributes carbon steel, stainless steel, and aluminum products. The company produces steel tubing and flat-rolled steel for clients such as car makers, auto parts makers, construction and agricultural equipment companies, and general steel fabricators.

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- *Olympic Steel, Inc.* Ticker - ZEUS - Olympic Steel processes and distributes flat-rolled carbon, stainless steel, and tubular steel products. The company operates as an intermediary between steel producers and manufacturers that require processed steel for their operations. Olympic purchases steel from producers and processes it according to customer specifications.

- *Steel Technologies, Inc.* Ticker - STTX - Steel Technologies processes flat-rolled steel to specified close tolerances for industrial customers that require steel of precise thickness, width, temper, finish, and shape for their manufacturing purposes. The company purchases commercial-tolerance steel from primary producers and further processes it to customer specifications.

- *Worthington Industries, Inc.* Ticker - WOR - Worthington Industries, through its subsidiaries, processes steel and fabricates metal, focusing on specialized products requiring exact specifications. The company's products include flat rolled steel, pressure cylinders, metal framing products, and automotive body panels. Worthington also provides technical services.

- The guideline companies are not necessarily selected for direct comparability to Maxco. Rather, they are chosen as a guideline group that shares similar characteristics and reflects conditions and financial performance of metal treatment companies. Specifically, they demonstrate industry cycles, provide representative quantitative indicators, and reflect current stock market pricing in the industry. Thus, the comparative analysis to Maxco is based on the performance and characteristics of the sample as a whole rather than on any individual company selected.

- In applying the Guideline Public Company Method, we reviewed and considered various pricing relationships among the guideline companies based upon certain historical (last twelve-months and five-year weighted average) and projected (2005 and 2006) results and enterprise value (market value of equity plus debt minus cash and equivalents, or “EV”) as of October 12, 2005.

- To determine appropriate multiples to apply to Maxco, we considered (a) any discernible trends in the pricing multiples of the guideline companies, and (b) the Company’s risk and return characteristics relative to the guideline companies based on our comparative analysis in Exhibit C. The following table illustrates our selected multiples and a range of indicated values for Maxco based on our application of the Guideline Public Company Method:

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Maxco, Inc. Guideline Public Company Method (in 000's)										
Measure of Performance	Company Results		Selected Multiple				Operating Value			
EV / LTM Revenue	$ 45,445	X	45.0%	to	50.0%	=	$ 20,450	to	$ 22,723
EV / Five-Year Wtd. Avg. Revenue	40,630	X	70.0%	to	75.0%	=	28,441	to	30,472
EV / LTM EBITDA	4,929	X	4.50	to	5.00	=	22,181	to	24,645
EV / Five-Year Wtd. Avg. EBITDA	3,553	X	7.25	to	7.75	=	25,758	to	27,535
EV / Projected Year 1 Revenue	46,700	X	45.0%	to	50.0%	=	21,015	to	23,350
EV / Projected Year 2 Revenue	49,700	X	45.0%	to	50.0%	=	22,365	to	24,850
					Overall Range		$ 20,450	to	$ 30,472

- Following adjustments for the Company's non-operating assets, incentive compensation liability, interest bearing debt, preferred stock, and cash balances, our application of the Guideline Public Company Method suggests a value of $2.70 to $5.60 per share, as follows:

Maxco, Inc. Guideline Public Company Method - Conclusion (in 000's)			
Concluded Operating Value	$ 20,450	to	$ 30,472
Add: Nonoperating Assets	9,862		9,862
Business Enterprise Value	30,312	to	40,334
Less: Incentive Compensation Liability	(1,300)		(1,300)
Less: Interest-Bearing Debt	(16,286)		(16,286)
Less: Preferred Stock	(5,116)		(5,116)
Plus: Cash and Cash Equivalents	1,640		1,640
Value of Common Equity	9,250	to	19,272
Rounded	9,300	to	19,300
Outstanding Shares	3,447		3,447
Per Share	**$ 2.70**	to	**$ 5.60**

D. Adjustments to Concluded Operating Values

- Maxco's portfolio of non-operating assets and investments discussed in the *Company Overview* section were valued as follows:
  - ***Ledges Commerce Park.*** The Company's investment in two buildings and land in Ledges Commerce Park was valued at $3.00 million based on real property appraisals performed by The Oetzel-Williams Group (as of October 2004).

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- ***Real Estate Partnerships.*** Maxco's ownership in real estate partnerships (investments) was valued at $1.43 million based on management's representations of the values of the real property, net of debt and reimbursable legal and internal costs incurred by Maxco.

- ***Integral Vision, Inc.*** As of the date of this presentation, the trading price of Integral Vision, Inc. is $1.51 per share. For purposes of our analysis, we rely on the current trading price and value Maxco's approximate 8% ownership in this investment at $3,639,000 (i.e., 2,410,183 shares multiplied by $1.51 per share, rounded).

- ***Phoenix Financial Group.*** The value of the Company's investment in Phoenix Financial Group (bondpage.com) was estimated by applying a 50% price-to-sales multiple to the company's revenue base of $3.5 million and multiplying the result by Maxco's 36% ownership interest. The selected price-to-sales multiple was determined based on our analysis of 23 merger and acquisition transactions involving sales of securities brokerage businesses.

- ***Robinson Oil.*** As of the date of this presentation, management indicates that Maxco had invested approximately $385,000 in Robinson Oil. Management represents that it anticipates future proceeds from this investment to approximate Maxco's current investment amount, thus we utilize $385,000 as the market value of this investment.

- ***Provant, Inc.*** As discussed earlier, Provant, Inc. has been in the process of liquidating Provant's assets. Management estimates that the Company's 2.84 million share investment to be worth 10 cents per share or $284,000.

- Other non-operating investments including cash surrender value of life insurance and notes receivable were valued at their current balances.

- In total, Maxco's non-operating assets are estimated to have a value of $9.9 million, as follows:

Maxco, Inc.
Non-Operating Assets - Detail

Real Estate Holdings:	
Ledges Commerce Park	$ 3,000,000
Investments:	
Real Estate Investments	1,428,000
Integral Vision, Inc.	3,639,376
Phoenix Financial Group / Cambridge Group Investments, LTD	630,000
Robinson Oil	385,000
Provant	283,709
Other:	
Cash Surrender Value of Life Insurance	430,916
Notes Receivable	65,103
Total	$ 9,862,104

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MAXCO

- Maxco's financial liabilities and assets were valued as follows:

  - ***Incentive Compensation Liability.*** Maxco has an agreement with the President of AAI to pay incentive-based compensation on March 31, 2006 based on an agreed-upon formula involving AAI's EBITDA level. Management indicates that based on AAI's current level of projected EBITDA for fiscal 2006, Maxco estimates this liability to be $1.3 million.

  - ***Debt and Cash.*** Maxco's interest-bearing debt totaling $16.3 million and cash and cash equivalents totaling $1.6 million were valued at their reported book values as of September 30, 2005, as provided by management.

  - ***Preferred Stock.*** Maxco's preferred stock totaling $5.1 million as of September 30, 2005, is comprised of multiple series, all of which pay 10% cumulative dividends, are all callable, and have face values ranging from $51.50 to $120. Based on the terms of the preferred stock, we assume the stock's current reported book value approximates fair value.

E. Conclusion

- The results of our Discounted Cash Flow Method and our Guideline Public Company Method suggest a value of $2.70 to $5.60 per share for the common stock of Maxco, as follows:

Maxco, Inc. Valuation Summary (per share)					
Discounted Cash Flow Method	$	3.25	to	$	5.54
Guideline Public Company Method		2.70	to		5.60
Overall Range	**$**	**2.70**	to	**$**	**5.60**

GBQ CONSULTING LLC 16

MAXCO

IV. PREMIUMS PAID ANALYSIS

A. Merger & Acquisition Transactions

- *Mergerstat Review 2005* tracks publicly announced formal transfers of ownership of at least 10% of a company's equity. According to these annual studies, the premium paid for controlling interests relative to non-controlling interests in publicly traded companies ranged from 23.4% to 43.5% over the past 24 years, with a median premium of 31.8%. The results of these studies are summarized in the following table.

Percent Premium Paid Over Market Price (1)

Year	Number of Transactions	Median Premium Paid	Year	Number of Transactions	Median Premium Paid
1981	166	41.9%	1993	173	33.0%
1982	176	43.5	1994	260	35.0
1983	168	34.0	1995	324	29.2
1984	199	34.4	1996	381	27.3
1985	331	27.7	1997	487	27.5
1986	333	29.9	1998	512	30.1
1987	237	30.8	1999	723	34.6
1988	410	30.9	2000	574	41.1
1989	303	29.0	2001	439	40.5
1990	175	32.0	2002	326	34.4
1991	137	29.4	2003	371	31.6
1992	142	34.7	2004	322	23.4
	Median Control Premium – Past 24 Years				**31.8%**

(1) - Source: FactSet Mergerstat, LLC; Mergerstat Review 2005.

- The following tables detail control premiums paid according to industry (Maxco's) and size.

Average Premium Offered by Industry

	2000		2001		2002		2003		2004	
	% Premium	# of Trans.	% Premium	# of Trans.	% Premium	# of Trans.	% Premium	# of Trans.	% Premium	# of Trans.
Manufacturing	49.2%	209	51.5%	106	44.3%	76	49.2%	103	27.7%	89
Primary Metal Processing	56.3%	6	0.0%	0	18.6%	1	0.0%	0	16.6%	2
Fabricated Metal Products	2.8%	3	181.1%	3	5.8%	2	34.6%	6	38.7%	3

GBQ CONSULTING LLC 17

MAXCO

	Median Premium Offered: Comparison by Dollar Value of Transaction									
	2000		2001		2002		2003		2004	
Purchase Price	% Premium	# of Trans.	% Premium	# of Trans.	% Premium	# of Trans.	% Premium	# of Trans.	% Premium	# of Trans.
Under $25.0 Million	42.9%	89	56.3%	113	49.4%	114	43.6%	87	21.4%	52
$25.0 to $50.0 Million	38.0%	72	45.0%	57	44.0%	42	39.5%	52	35.5%	38
$50.1 to $99.9 Million	41.5%	69	44.2%	64	36.3%	52	32.6%	63	24.5%	38
$100.0 Million +	41.4%	344	33.7%	204	26.7%	118	25.0%	169	21.3%	194

B. Going-Private Transactions

- *Mergerstat Review 2005* also tracks premiums paid in going-private transactions. According to these annual studies, the median premiums paid in going-private transactions ranged from a low of 17.2% (2004) to a high of 52.2% (2001) over the past 10 years.

Percent Premium and P/E Ratio Offered in Going-Private Transactions, 1995 - 2004

		Premium Offered*		P/E Ratio Offered**	
	Number of Transactions	Average	Median	Average	Median
1995	10	29.8%	19.2%	30.8	17.2
1996	16	34.8	26.2	28.9	23.1
1997	35	30.4	24.5	23.6	19.9
1998	70	29.1	20.4	20.2	17.7
1999	74	38.0	32.7	22.3	16.9
2000	77	41.9	38.7	16.2	12.5
2001	77	67.6	52.2	22.7	12.1
2002	70	86.4	40.0	26.2	18.0
2003	124	129.7***	41.5	21.3	16.5
2004	98	28.9	17.2	26.1	18.4

*Excludes negative premiums.
**Excludes negative P/E multiples and P/E multiples larger than 100.
***Includes the acquisition of CLC Healthcare Inc for $1 per share which yielded a 5-day premium of 4,900%. Excluding this premium, the average premium offered for going private transactions was 60.5%

(1) - Source: FactSet Mergerstat, LLC; Mergerstat Review 2005.

GBQ CONSULTING LLC 18

MAXCO

- In addition to Mergerstat's general study, we also reviewed 89 recent going-private transactions announced between January 2004 and September 2005. Exhibit D provides detail on all of the selected transactions. A summary of the premiums in these transactions is outlined in the tables below.

- The pre-acquisition market capitalizations of the target companies ranged from $0.71 million to $9,106.8 million, with a median of $65.1 million.

- The median observed premiums (over the stock price 1, 5, and 30 days prior to the announcement date) in the selected transactions range from 16% and 18%, as follows:

Selected Going-Private Transactions

	1 Day Premium	5 Day Premium	30 Day Premium
Lower Quartile	5.75%	7.43%	7.04%
Median	16.07%	17.21%	17.93%
Upper Quartile	37.04%	39.74%	36.53%

- An inverse relationship existed between the size of the target company and the premium paid. Specifically, the median premiums paid for target companies with a market capitalization below $70 million were higher than companies with a market capitalization of over $70 million (i.e., median premiums of 17% to 22% versus median premiums of 14% to 18%), as presented below:

Premiums Paid by Market Capitalization

	Market Capitalization < $70 MM			Market Capitalization > $70 MM		
	1 Day Premium	5 Day Premium	30 Day Premium	1 Day Premium	5 Day Premium	30 Day Premium
Lower Quartile	6.10%	5.54%	6.29%	4.61%	8.70%	7.35%
Median	21.50%	17.43%	21.50%	14.06%	16.41%	17.76%
Upper Quartile	62.50%	65.17%	60.44%	24.73%	26.17%	24.82%

GBQ CONSULTING LLC 19

V. CONCLUSIONS

A. Analysis of Offer Price

- The following table details the implied valuation multiples given an offer price $6.00 per share.

Maxco Inc. Implied Valuation Multiples		
Calculation of Implied Equity Value		
Fully-Diluted Shares Outstanding		3,446,995
Offer Price	$	6.00
Implied Equity Value	$	20,681,970
Adjustments to Arrive at Implied Enterprise Value		
Non-Operating Assets		(9,862,104)
Incentive Compensation Liability		1,300,000
Interest-Bearing Debt		16,286,000
Preferred Stock		5,116,000
Cash		(1,640,000)
Implied Enterprise Value	$	31,881,866
Historical and Projected Operating Results		
LTM Adjusted EBITDA	$	5,144,000
5-Year Weighted Average EBITDA		3,552,867
FY 2006 Projected EBITDA		5,550,000
FY 2007 Projected EBITDA		5,660,000
LTM Sales	$	45,445,000
5-Year Weighted Average Sales		40,629,667
FY 2006 Projected Sales		47,400,000
FY 2007 Projected Sales		50,480,000
Implied Valuation Multiples		
EV / LTM Adjusted EBITDA		6.20
EV / 5-Year Weighted Average EBITDA		8.97
EV / FY 2006 EBITDA		5.74
EV / FY 2007 EBITDA		5.63
EV / LTM Sales		70.2%
EV / 5-Year Weighted Average Sales		78.5%
EV / FY 2006 Sales		67.3%
EV / FY 2007 Sales		63.2%

GBQ CONSULTING LLC 20

- The following table provides an analysis of the offer price premium over various historical trading prices.

Maxco, Inc. Premium Analysis		
	As of October 12, 2005	
	Maxco Price	% Premium
Premium to:		
Offer Price	$ 6.00	n/a
1-Day Price	5.07	18.3%
5-Day Price	5.24	14.5%
30-Day Price	4.75	26.3%
1-Year Average	4.07	47.5%
1-Year Median	3.99	50.4%
1-Year High	5.24	14.5%
1-Year Low	3.30	81.8%

B. Summary

- **Valuation Range.** Our valuation analysis discussed in Section III suggests a value of $2.70 to $5.60 per share for the common stock of Maxco, as compared to the $6.00 offer price.

- **Premiums Paid.** As discussed in Section IV, one study of historical going-private transactions revealed median premiums ranging from 17.2% to 52.2%. Our review of recent going-private transactions revealed median premiums ranging from 16.0% to 17.9%. The offer price of $6.00 per share reflects a premium of 18.3% over Maxco's October 12, 2005 stock price.

GBQ CONSULTING LLC 21

Maxco, Inc.	Exhibit A
Balance Sheets	Page 1 of 6
(in 000's)

	As Of
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005

Assets

Current Assets
Cash and Cash Equivalents	$968	$345	$391	$78	$1,781	$1,401
Restricted Cash	—	—	—	—	—	750
Accounts Receivable — Trade	19,998	7,984	7,236	7,629	6,605	6,458
Inventories	6,493	356	176	408	534	646
Income Taxes Receivable and Deferred Taxes	1,343	4,506	—	—	—	—
Current Assets of Discontinued Operations	—	15,223	—	—	—	—
Prepaid Expenses and Other	795	550	227	429	223	405
Total Current Assets	29,597	28,964	8,030	8,544	9,143	9,660

Property and Equipment
Land	732	491	446	446	437	564
Buildings	12,144	9,033	6,166	6,170	5,997	8,192
Machinery, Equipment, and Fixtures	53,728	28,264	28,401	29,068	30,052	30,634
Gross Property and Equipment	66,604	37,788	35,013	35,684	36,486	39,390
Less: Accumulated Depreciation	(19,945)	(10,252)	(12,416)	(15,265)	(18,018)	(19,880)
Net Property and Equipment	46,659	27,536	22,597	20,419	18,468	19,510

Other Assets
Investments	8,224	6,018	1,157	1,138	878	1,014
Notes and Contracts Receivable and Other	4,458	3,710	1,293	1,340	996	761
Real Estate Held for Sale	3,008	3,008	3,008	2,200	1,850	4,702
Accounts Receivable - Related Party	1,751	2,349	392	416	407	407
Intangibles	3,753	1,424	1,424	1,424	1,424	1,424
Non-Current Assets - Discontinued Operations	—	14,029	474	—	—	—
Total Other Assets	21,194	30,538	7,748	6,518	5,555	8,308

Total Assets	$97,450	$87,038	$38,375	$35,481	$33,166	$37,478

Liabilities & Stockholders' Equity

Current Liabilities
Current Maturities of Long-Term Obligations	$3,480	$2,663	$995	$2,064	$4,959	$5,142
Note Payable - Bank	17,088	10,478	18,780	4,885	2,091	4,067
Accounts Payable	19,632	2,880	3,425	4,221	3,870	4,816
Employee and Incentive Compensation	2,741	1,346	1,221	1,525	2,361	2,491
Current Liabilities of Discontinued Operations	—	29,109	303	—	—	—
Taxes, Interest, and Other Liabilities	1,906	2,034	3,004	3,585	3,850	3,899
Total Current Liabilities	44,847	48,510	27,728	16,280	17,131	20,415

Long-Term Liabilities
Long-Term Obligations	25,769	13,363	1,113	11,480	7,070	7,856
Long-Term Liabilities of Discontinued Operations	—	2,178	—	—	—	—
Total Long-Term Liabilities	25,769	15,541	1,113	11,480	7,070	7,856

Total Liabilities	70,616	64,051	28,841	27,760	24,201	28,271

Stockholders' Equity
Preferred Stock	3,866	3,866	3,866	3,866	3,866	3,866
Common Stock	3,101	3,101	3,101	3,101	3,447	3,447
Accumulated Other Comprehensive Loss	(1,140)	(78)	(298)	(172)	(38)	(23)
Retained Earnings	21,007	16,098	2,865	926	1,690	1,917
Total Stockholders' Equity	26,834	22,987	9,534	7,721	8,965	9,207

Total Liabilities & Stockholders' Equity	$97,450	$87,038	$38,375	$35,481	$33,166	$37,478

Maxco, Inc.	Exhibit A
Common-Sized Balance Sheets	Page 2 of 6

	As Of
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005

Assets

Current Assets
Cash and Cash Equivalents	1.0%	0.4%	1.0%	0.2%	5.4%	3.7%
Restricted Cash	0.0%	0.0%	0.0%	0.0%	0.0%	2.0%
Accounts Receivable - Trade	20.5%	9.2%	18.9%	21.5%	19.9%	17.2%
Inventories	6.7%	0.4%	0.5%	1.1%	1.6%	1.7%
Income Taxes Receivable and Deferred Taxes	1.4%	5.2%	0.0%	0.0%	0.0%	0.0%
Current Assets of Discontinued Operations	0.0%	17.5%	0.0%	0.0%	0.0%	0.0%
Prepaid Expenses and Other	0.8%	0.6%	0.6%	1.2%	0.7%	1.1%
Total Current Assets	30.4%	33.3%	20.9%	24.1%	27.6%	25.8%

Property and Equipment
Land	0.8%	0.6%	1.2%	1.3%	1.3%	1.5%
Buildings	12.5%	10.4%	16.1%	17.4%	18.1%	21.9%
Machinery, Equipment, and Fixtures	55.1%	32.5%	74.0%	81.9%	90.6%	81.7%
Gross Property and Equipment	68.3%	43.4%	91.2%	100.6%	110.0%	105.1%
Less: Accumulated Depreciation	-20.5%	-11.8%	-32.4%	-43.0%	-54.3%	-53.0%
Net Property and Equipment	47.9%	31.6%	58.9%	57.5%	55.7%	52.1%

Other Assets
Investments	8.4%	6.9%	3.0%	3.2%	2.6%	2.7%
Notes and Contracts Receivable and Other	4.6%	4.3%	3.4%	3.8%	3.0%	2.0%
Real Estate Held for Sale	3.1%	3.5%	7.8%	6.2%	5.6%	12.5%
Accounts Receivable - Related Party	1.8%	2.7%	1.0%	1.2%	1.2%	1.1%
Intangibles	3.9%	1.6%	3.7%	4.0%	4.3%	3.8%
Non-Current Assets - Discontinued Operations	0.0%	16.1%	1.2%	0.0%	0.0%	0.0%
Total Other Assets	21.7%	35.1%	20.2%	18.4%	16.7%	22.2%

Total Assets	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Liabilities & Stockholders' Equity

Current Liabilities
Current Maturities of Long-Term Obligations	3.6%	3.1%	2.6%	5.8%	15.0%	13.7%
Note Payable - Bank	17.5%	12.0%	48.9%	13.8%	6.3%	10.9%
Accounts Payable	20.1%	3.3%	8.9%	11.9%	11.7%	12.9%
Employee and Incentive Compensation	2.8%	1.5%	3.2%	4.3%	7.1%	6.6%
Current Liabilities of Discontinued Operations	0.0%	33.4%	0.8%	0.0%	0.0%	0.0%
Taxes, Interest, and Other Liabilities	2.0%	2.3%	7.8%	10.1%	11.6%	10.4%
Total Current Liabilities	46.0%	55.7%	72.3%	45.9%	51.7%	54.5%

Long-Term Liabilities
Long-Term Obligations	26.4%	15.4%	2.9%	32.4%	21.3%	21.0%
Long-Term Liabilities of Discontinued Operations	0.0%	2.5%	0.0%	0.0%	0.0%	0.0%
Total Long-Term Liabilities	26.4%	17.9%	2.9%	32.4%	21.3%	21.0%

Total Liabilities	72.5%	73.6%	75.2%	78.2%	73.0%	75.4%

Stockholders' Equity
Preferred Stock	4.0%	4.4%	10.1%	10.9%	11.7%	10.3%
Common Stock	3.2%	3.6%	8.1%	8.7%	10.4%	9.2%
Accumulated Other Comprehensive Loss	-1.2%	-0.1%	-0.8%	-0.5%	-0.1%	-0.1%
Retained Earnings	21.6%	18.5%	7.5%	2.6%	5.1%	5.1%
Total Stockholders' Equity	27.5%	26.4%	24.8%	21.8%	27.0%	24.6%

Total Liabilities & Stockholders' Equity	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Maxco, Inc.	Exhibit A
Income Statements	Page 3 of 6
(in 000's)

	For the Fiscal Year Ended					12 Months
						Ended
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005

Net Sales	$39,560	$34,696	$36,827	$40,798	$45,364	$45,445

Cost of Sales	24,469	20,514	23,305	26,774	29,039	28,783

Gross Profit	15,091	14,182	13,522	14,024	16,325	16,662

Operating Expenses
Selling, General, and Administrative	11,919	10,979	11,256	10,956	11,396	11,518
Depreciation and Amortization	2,790	3,212	2,949	2,899	2,926	2,934
Gain on Sale of Buildings	—	—	(149)	—	—	—
Total Operating Expenses	14,709	14,191	14,056	13,855	14,322	14,452

Income from Operations	382	(9)	(534)	169	2,003	2,210

Other Income (Expense)
Investment, Interest, and Other Income	727	887	714	150	266	129
Interest Expense	(2,864)	(2,096)	(1,944)	(1,682)	(1,517)	(1,517)
Gain (Loss) on Sale of Assets	675	2,447	(265)	1,268	(8)	(7)
Loss on Investments	(1,362)	(3,103)	(9,320)	(1,115)	(610)	(610)
Total Other Income (Expense)	(2,824)	(1,865)	(10,815)	(1,379)	(1,869)	(2,005)

Earnings Before Income Taxes	(2,442)	(1,874)	(11,349)	(1,210)	134	205

Income Taxes	745	575	875	—	—	—

Net Income (Loss) After Taxes	(1,697)	(1,299)	(10,474)	(1,210)	134	205

Equity in Net Loss of Affililatees, Net of Tax	(2,098)	(528)	(614)	(321)	—	—
Loss from Discontinued Operations, Net of Tax	(1,010)	(2,674)	(1,737)	—	—	—

Net Income (Loss)	$(4,805)	$(4,501)	$(12,825)	$(1,531)	$134	$205

Other Items:
Capital Expenditures	6,463	572	531	698	1,042	1,493
Depreciation and Amortization	2,790	3,212	2,949	2,899	2,926	2,934
Dividends	408	408	408	408	408	408

Maxco, Inc.	Exhibit A
Common-Sized Income Statements	Page 4 of 6

						12 Months
	For the Fiscal Year Ended					Ended
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005

Net Sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of Sales	61.9%	59.1%	63.3%	65.6%	64.0%	63.3%

Gross Profit	38.1%	40.9%	36.7%	34.4%	36.0%	36.7%

Operating Expenses
Selling, General, and Administrative	30.1%	31.6%	30.6%	26.9%	25.1%	25.3%
Depreciation and Amortization	7.1%	9.3%	8.0%	7.1%	6.5%	6.5%
Gain on Sale of Buildings	0.0%	0.0%	-0.4%	0.0%	0.0%	0.0%
Total Operating Expenses	37.2%	40.9%	38.2%	34.0%	31.6%	31.8%

Income from Operations	1.0%	0.0%	-1.5%	0.4%	4.4%	4.9%

Other Income (Expense)
Investment, Interest, and Other Income	1.8%	2.6%	1.9%	0.4%	0.6%	0.3%
Interest Expense	-7.2%	-6.0%	-5.3%	-4.1%	-3.3%	-3.3%
Gain (Loss) on Sale of Assets	1.7%	7.1%	-0.7%	3.1%	0.0%	0.0%
Loss on Investments	-3.4%	-8.9%	-25.3%	-2.7%	-1.3%	-1.3%
Total Other Income (Expense)	-7.1%	-5.4%	-29.4%	-3.4%	-4.1%	-4.4%

Earnings Before Income Taxes	-6.2%	-5.4%	-30.8%	-3.0%	0.3%	0.5%

Income Taxes	1.9%	1.7%	2.4%	0.0%	0.0%	0.0%

Net Income (Loss) After Taxes	-4.3%	-3.7%	-28.4%	-3.0%	0.3%	0.5%

Equity in Net Loss of Affililatees, Net of Tax	-5.3%	-1.5%	-1.7%	-0.8%	0.0%	0.0%
Loss from Discontinued Operations, Net of Tax	-2.6%	-7.7%	-4.7%	0.0%	0.0%	0.0%

Net Income (Loss)	-12.1%	-13.0%	-34.8%	-3.8%	0.3%	0.5%

Other Items:
Capital Expenditures	16.3%	1.6%	1.4%	1.7%	2.3%	3.3%
Depreciation and Amortization	7.1%	9.3%	8.0%	7.1%	6.5%	6.5%
Dividends	1.0%	1.2%	1.1%	1.0%	0.9%	0.9%

Maxco, Inc.	Exhibit A
Adjustments to Income Statements	Page 5 of 6
(in 000's)

						12 Months
	For the Fiscal Year Ended					Ended
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005

Reported Earnings Before Income Taxes	$(2,442)	$(1,874)	$(11,349)	$(1,210)	$134	$205

Normalization Adjustments
Gain on Sale of Buildings	—	—	(149)	—	—	—
Investment, Interest, and Other Income	(727)	(887)	(714)	(150)	(266)	(129)
Gain on Sale of Assets	(675)	(2,447)	265	(1,268)	8	7
Loss on Investments	1,362	3,103	9,320	1,115	610	610
Total Normalization Adjustments	(40)	(231)	8,722	(303)	352	488

Adjusted Earnings Before Income Taxes	(2,482)	(2,105)	(2,627)	(1,513)	486	693
less: Income Taxes @ 40%	993	842	1,051	605	(194)	(277)

Adjusted Net Income	(1,489)	(1,263)	(1,576)	(908)	292	416
plus: Depreciation and Amortization	2,790	3,212	2,949	2,899	2,926	2,934

Adjusted Gross Cash Flow	1,301	1,949	1,373	1,991	3,218	3,350
plus: Income Taxes	(993)	(842)	(1,051)	(605)	194	277
plus: Interest Expense	2,864	2,096	1,944	1,682	1,517	1,517

Adjusted EBITDA	3,172	3,203	2,266	3,068	4,929	5,144
less: Depreciation and Amortization	(2,790)	(3,212)	(2,949)	(2,899)	(2,926)	(2,934)

Adjusted EBIT	382	(9)	(683)	169	2,003	2,210

Maxco, Inc.						Exhibit A
Financial Highlights and Ratio Analysis						Page 6 of 6
(in 000's)

	For the Fiscal Year Ended					12 Months
						Ended		Weighted
	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	6/30/2005	Average[2]	Average
Financial Statistics
Revenue	$39,560	$34,696	$36,827	$40,798	$45,364	$45,445	$39,449	$40,630
Assets	97,450	87,038	38,375	35,481	33,166	37,478	58,302	46,294
Equity	26,834	22,987	9,534	7,721	8,965	9,207	15,208	11,808
Interest-Bearing Debt	46,337	26,504	20,888	18,429	14,120	17,065	25,256	20,422
Capital Expenditures	6,463	572	531	698	1,042	1,493	1,861	1,147
EBIT[1]	382	(9)	(683)	169	2,003	2,210	372	600
EBITDA[1]	3,172	3,203	2,266	3,068	4,929	5,144	3,328	3,553

Growth
Revenue	n/a	-12.3%	6.1%	10.8%	11.2%	n/a	3.5%	n/a
EBITDA	n/a	1.0%	-29.3%	35.4%	60.7%	n/a	11.6%	n/a

Activity
Inventory Turnover	361.8	57.6	132.4	65.6	54.4	44.6	134.4	93.9
Asset Turnover	0.4	0.4	1.0	1.1	1.4	1.2	0.9	1.0

Liquidity and Working Capital
Current Ratio	0.7	0.6	0.3	0.5	0.5	0.5	0.5	0.5
Net Working Capital / Sales	17.3%	15.7%	10.8%	9.4%	7.2%	5.0%	12.1%	10.3%

Days in Accounts Receivable	184.5	84.0	71.7	68.3	53.1	51.9	92.3	73.8
+Days in Inventories	1.0	6.3	2.8	5.6	6.7	8.2	4.5	5.2
-Days in Accounts Payable	(3.0)	(51.2)	(53.6)	(57.5)	(48.6)	(60.5)	(42.8)	(49.3)
Net Trade Cycle	182.5	39.1	20.8	16.3	11.2	(0.5)	54.0	29.6

Leverage and Coverage
Liabilities / Equity	2.6	2.8	3.0	3.6	2.7	3.1	2.9	3.0
Debt / (Debt + Equity)	63.3%	53.6%	68.7%	70.5%	61.2%	65.0%	63.4%	64.3%
Assets / Equity	3.6	3.8	4.0	4.6	3.7	4.1	3.9	4.0
Times Interest Earned[1]	0.1	(0.0)	(0.4)	0.1	1.3	1.5	0.2	0.4

Profitability
Gross Profit Margin	38.1%	40.9%	36.7%	34.4%	36.0%	36.7%	37.2%	36.5%
EBITDA Margin[1]	8.0%	9.2%	6.2%	7.5%	10.9%	11.3%	8.4%	8.6%
EBIT Margin[1]	1.0%	0.0%	-1.9%	0.4%	4.4%	4.9%	0.8%	1.3%
Net Profit Margin[1]	-3.8%	-3.6%	-4.3%	-2.2%	0.6%	0.9%	-2.7%	-2.0%
EBITDA/Assets[1]	3.3%	3.7%	5.9%	8.6%	14.9%	13.7%	7.3%	9.1%
EBITDA/Equity[1]	11.8%	13.9%	23.8%	39.7%	55.0%	55.9%	28.8%	36.3%
Return on Assets[1]	-1.5%	-1.5%	-4.1%	-2.6%	0.9%	1.1%	-1.8%	-1.5%
Return on Equity[1]	-5.5%	-5.5%	-16.5%	-11.8%	3.3%	4.5%	-7.2%	-6.5%

Other Ratios
Depreciation / Sales	7.1%	9.3%	8.0%	7.1%	6.5%	6.5%	7.6%	7.4%
Capital Expenditures / Sales	16.3%	1.6%	1.4%	1.7%	2.3%	3.3%	4.7%	2.8%
Income Tax Rate[1]	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%

DuPont Analysis
Net Profit Margin[1]	-3.8%	-3.6%	-4.3%	-2.2%	0.6%	0.9%	-2.7%	-2.0%
x Assets / Equity	3.6	3.8	4.0	4.6	3.7	4.1	3.9	4.0
x Asset Turnover	0.4	0.4	1.0	1.1	1.4	1.2	0.9	1.0
Return on Equity	-5.5%	-5.5%	-16.5%	-11.8%	3.3%	4.5%	-7.2%	-6.5%

1 - Based on adjusted income
2 - Average growth rates represent compound annual growth rates for the five-year period

Maxco, Inc.	Exhibit B
Weighted Average Cost of Capital	Page 1 of 3

Cost of Equity

Risk Free Rate of Return		4.65%
Market / Equity Risk Premium	6.00%
Selected Equity Beta	0.90	5.40%
Small Stock Risk Premium		6.41%
Subject Company (Unsystematic) Risk Premium		2.00%

Cost of Equity		18.46%

Cost of Debt

Long-Term, Pretax Cost of Debt		6.19%
Less: Income Tax Factor of 40%		-2.48%

Cost of Debt		3.71%

Weighted Average Cost of Capital

Percentage of Capital Structure Comprised of Equity		75.00%
Cost of Equity		18.46%

Percentage of Capital Structure Comprised of Debt		25.00%
Cost of Debt		3.71%

Weighted Average Cost of Capital		14.77%

Rounded		14.80%

Maxco, Inc.	Exhibit B
Discounted Cash Flow Assumptions	Page 2 of 3
(in 000's)

	For the Year Ended		For the Year Ended
			Year 1	Year 2	Year 3	Year 4	Year 5
	3/31/2004	3/31/2005	3/31/2006	3/31/2007	3/31/2008	3/31/2009	3/31/2010

Revenue	$40,798	$45,364	$47,400	$50,480	$53,760	$55,910	$57,590
% Growth Rate	n/a	11.2%	4.5%	6.5%	6.5%	4.0%	3.0%
New Contract	—	—	—	—	1,800	3,600	5,600
Total Revenue	40,798	45,364	47,400	50,480	55,560	59,510	63,190
% Growth Rate	n/a	11.2%	4.5%	6.5%	10.1%	7.1%	6.2%

Gross Profit	14,024	16,325	16,750	17,820	19,610	21,010	22,310
% Gross Margin	34.4%	36.0%	35.3%	35.3%	35.3%	35.3%	35.3%

Operating Expenses	8,988	9,197	9,200	10,100	10,830	11,310	12,010
% Growth Rate	n/a	2.3%	0.0%	9.8%	7.2%	4.4%	6.2%
% Operating Expenses / Revenue	22.0%	20.3%	19.4%	20.0%	19.5%	19.0%	19.0%

Corporate Overhead	1,968	2,199	2,000	2,060	2,120	2,180	2,250
% Growth Rate	n/a	11.7%	-9.0%	3.0%	3.0%	3.0%	3.0%

Other Income	(1,115)	(610)	—	—	—	—	—
% Other Income / Revenue	-2.7%	-1.3%	0.0%	0.0%	0.0%	0.0%	0.0%

Capital Budget
Net Capital Expenditures	698	1,042	2,300	2,369	2,440	1,785	1,896
% CAPEX / Revenue	1.7%	2.3%	4.9%	4.7%	4.4%	3.0%	3.0%

Depreciation and Amortization	2,899	2,926	3,100	2,800	2,500	2,300	1,840
% Depreciation / Revenue	7.1%	6.5%	6.5%	5.5%	4.5%	3.9%	2.9%

Property and Equipment	35,684	36,486	38,786	41,155	43,595	45,380	47,276
Accumulated Depreciation	(15,265)	(18,018)	(21,118)	(23,918)	(26,418)	(28,718)	(30,558)
Net Property and Equipment	20,419	18,468	17,668	17,237	17,177	16,662	16,718

Gross Fixed Asset Turnover	1.1	1.2	1.2	1.2	1.3	1.3	1.3
Net Fixed Asset Turnover	2.0	2.5	2.7	2.9	3.2	3.6	3.8

Net Working Capital	3,816	3,269	3,412	3,634	3,999	4,284	4,548
% Net Working Capital / Sales	9.4%	7.2%	7.2%	7.2%	7.2%	7.2%	7.2%

Maxco, Inc.	Exhibit B
Discounted Cash Flow Method	Page 3 of 3
(in 000's)

	For the Year Ending
	Year 1	Year 2	Year 3	Year 4	Year 5
	3/31/2006	3/31/2007	3/31/2008	3/31/2009	3/31/2010

Revenue	$47,400	$50,480	$55,560	$59,510	$63,190

Cost of Sales	30,650	32,660	35,950	38,500	40,880

Gross Profit	16,750	17,820	19,610	21,010	22,310

Operating Expenses	9,200	10,100	10,830	11,310	12,010

Operating EBITDA	7,550	7,720	8,780	9,700	10,300

Depreciation and Amortization	3,100	2,800	2,500	2,300	1,840
Corporate Overhead	2,000	2,060	2,120	2,180	2,250

Earnings Before Income Taxes	2,450	2,860	4,160	5,220	6,210
Income Taxes @ 40%	980	1,144	1,664	2,088	2,484
Debt-Free Net Income	1,470	1,716	2,496	3,132	3,726

Adjustments:
Plus: Depreciation and Amortization	3,100	2,800	2,500	2,300	1,840
Less: Capital Expenditures	(2,300)	(2,369)	(2,440)	(1,785)	(1,896)
Less: Additional Working Capital	(143)	(222)	(366)	(284)	(265)
Distributable Cash Flow	2,127	1,925	2,190	3,363	3,405
Fractional Year Remaining	47.2%	100.0%	100.0%	100.0%	100.0%

Distributable Cash Flow Remaining	1,004	1,925	2,190	3,363	3,405

Present Value Factor @ 14.8%	0.9679	0.8744	0.7617	0.6635	0.5780

Present Value of Distributable Cash Flow	$972	$1,684	$1,668	$2,231	$1,968

Present Value of Cash Flows (Years 1 to 5)	8,523		Year Five Cash Flow		3,405
Present Value of Residual Cash Flow	17,177		Multiplied by: 1 + Growth Rate		1.03
Residual Cash Flow					$3,507
Total Operating Value	25,700
Add: Nonoperating Assets	9,862		Discount Rate		14.8%
Less: Residual Growth Rate					-3.0%
Business Enterprise Value	35,562		Capitalization Rate		11.8%
Less: Incentive Compensation Liability	(1,300)
Less: Interest-Bearing Debt	(16,286)		Residual Cash Flow Value		29,720
Less: Preferred Stock	(5,116)		Present Value Factor		0.5780
Plus: Cash and Cash Equivalents	1,640
Present Value of Residual					$17,177
Value of Common Equity	14,500

Indicated Value - Rounded	14,500
Outstanding Shares	3,447

Per Share	$4.21

EBIT	$2,450	$2,860	$4,160	$5,220	$6,210
EBITDA	$5,550	$5,660	$6,660	$7,520	$8,050

Maxco, Inc.	Exhibit C
Guideline Public Company Method	Page 1 of 3
Comparative Financial Analysis
Most Recent Fiscal Year End (in millions)

	Commercial Metals Co.	Milastar Corporation	Novamerican Steel, Inc.	Olympic Steel, Inc.	Steel Technologies, Inc.	Worthington Industries, Inc.	Median	Maxco Inc.

Size
Sales	$6,315.8	$13.0	$841.3	$1,010.4	$1,036.6	$3,078.9	$1,023.5	$45.4
Assets	2,238.3	10.0	426.3	340.7	451.5	1,830.0	438.9	33.2
Total Invested Capital	2,185.0	8.3	448.8	240.6	410.2	1,982.2	429.5	n/a

Growth
Sales 5-year CAGR	15.7%	9.9%	12.6%	15.3%	13.8%	14.0%	13.9%	3.5%
Sales Growth Rate	65.8%	16.1%	51.6%	89.2%	53.5%	29.4%	52.5%	11.2%
EBITDA 5-year CAGR	17.5%	10.0%	40.8%	85.3%	18.8%	22.8%	20.8%	11.6%
EBITDA Growth Rate	193.8%	29.4%	322.0%	1117.2%	134.0%	31.1%	163.9%	60.7%

Activity
Inventory Turnover	8.2	50.4	4.2	3.9	5.0	6.5	5.8	54.4
Asset Turnover	2.2	1.0	1.8	2.0	1.6	1.4	1.7	1.4

Liquidity and Working Capital
Current Ratio	1.8	1.0	2.0	3.4	2.5	1.6	1.9	0.5
Net Working Capital / Sales	12.3%	7.0%	20.1%	21.9%	20.8%	11.4%	16.2%	7.2%

Days in Accounts Receivable	48.2	46.6	55.4	31.9	54.5	41.3	47.4	53.1
+Days in Inventories	45.4	8.3	89.2	94.1	73.8	56.9	65.4	6.7
-Days in Accounts Payable	35.3	26.8	63.6	27.5	44.6	48.9	40.0	48.6
Net Trade Cycle	58.3	28.1	81.0	98.5	83.7	49.3	69.7	11.2

Leverage and Coverage
Liabilities / Equity	1.7	0.9	1.3	1.1	1.3	1.3	1.3	2.7
Debt / (Debt + Equity)	40.9%	38.6%	36.8%	41.2%	41.3%	31.9%	39.7%	61.2%
Assets / Equity	2.7	1.9	2.3	2.1	2.3	2.3	2.3	3.7
Times Interest Earned	4.5	4.6	8.5	4.7	13.8	6.0	5.3	1.3

Profitability
Gross Margin	12.0%	28.4%	23.8%	23.7%	11.0%	14.8%	19.3%	36.0%
EBITDA Margin	5.6%	15.5%	8.7%	4.8%	7.9%	9.4%	8.3%	10.9%
EBIT Margin	3.3%	5.3%	7.5%	2.7%	5.2%	6.2%	5.3%	4.4%
Net Profit Margin	1.5%	2.0%	3.9%	0.9%	2.4%	3.9%	2.2%	0.6%
Return on Assets	3.4%	2.4%	6.8%	2.3%	3.8%	5.7%	3.6%	0.9%
Return on Equity	9.4%	4.3%	14.6%	5.1%	8.6%	13.3%	9.0%	3.3%

Other Ratios
Depreciation / Sales	2.3%	10.2%	1.3%	2.1%	2.8%	3.1%	2.5%	6.5%
Capital Expenditures / Sales	1.9%	11.9%	3.3%	0.3%	2.6%	1.9%	2.3%	2.3%
Income Tax Rate	35.9%	12.4%	33.7%	36.4%	45.6%	35.8%	35.8%	40.0%

Maxco, Inc.					Exhibit C
Guideline Public Company Method					Page 2 of 3
Relative Rankings

Sales (millions)		Gross Margin		EBITDA Margin		Return on Assets

Commercial Metals Company	6,315.8	Maxco, Inc.	36.0%	Milastar Corporation	15.5%	Novamerican Steel, Inc.	6.8%
Worthington Industries, Inc.	3,078.9	Milastar Corporation	28.4%	Maxco, Inc.	10.9%	Worthington Industries, Inc.	5.7%
Olympic Steel, Inc.	1,010.4	Novamerican Steel, Inc.	23.8%	Worthington Industries, Inc.	9.4%	Steel Technologies, Inc.	3.8%
Steel Technologies, Inc.	1,036.6	Olympic Steel, Inc.	23.7%	Novamerican Steel, Inc.	8.7%	Commercial Metals Company	3.4%
Novamerican Steel, Inc.	841.3	Worthington Industries, Inc.	14.8%	Steel Technologies, Inc.	7.9%	Milastar Corporation	2.4%
Maxco, Inc.	45.4	Commercial Metals Company	12.0%	Commercial Metals Company	5.6%	Olympic Steel, Inc.	2.3%
Milastar Corporation	13.0	Steel Technologies, Inc.	11.0%	Olympic Steel, Inc.	4.8%	Maxco, Inc.	0.9%

Return on Equity		5-Year CAGR of Sales		5-Year CAGR of EBITDA		Times Interest Earned

Novamerican Steel, Inc.	14.6%	Commercial Metals Company	15.7%	Olympic Steel, Inc.	1117.2%	Steel Technologies, Inc.	13.8
Worthington Industries, Inc.	13.3%	Olympic Steel, Inc.	15.3%	Novamerican Steel, Inc.	322.0%	Novamerican Steel, Inc.	8.5
Commercial Metals Company	9.4%	Worthington Industries, Inc.	14.0%	Commercial Metals Company	193.8%	Worthington Industries, Inc.	6.0
Steel Technologies, Inc.	8.6%	Steel Technologies, Inc.	13.8%	Steel Technologies, Inc.	134.0%	Olympic Steel, Inc.	4.7
Olympic Steel, Inc.	5.1%	Novamerican Steel, Inc.	12.6%	Worthington Industries, Inc.	31.1%	Milastar Corporation	4.6
Milastar Corporation	4.3%	Milastar Corporation	9.9%	Milastar Corporation	29.4%	Commercial Metals Company	4.5
Maxco, Inc.	3.3%	Maxco, Inc.	3.5%	Maxco, Inc.	11.6%	Maxco, Inc.	1.3

Debt / (Debt + Equity)		Current Ratio		Capital Expenditures / Sales		Inventory Turnover

Worthington Industries, Inc.	31.9%	Olympic Steel, Inc.	3.4	Olympic Steel, Inc.	0.3%	Maxco, Inc.	54.4
Novamerican Steel, Inc.	36.8%	Steel Technologies, Inc.	2.5	Commercial Metals Company	1.9%	Milastar Corporation	50.4
Milastar Corporation	38.6%	Novamerican Steel, Inc.	2.0	Worthington Industries, Inc.	1.9%	Commercial Metals Company	8.2
Commercial Metals Company	40.9%	Commercial Metals Company	1.8	Maxco, Inc.	2.3%	Worthington Industries, Inc.	6.5
Olympic Steel, Inc.	41.2%	Worthington Industries, Inc.	1.6	Steel Technologies, Inc.	2.6%	Steel Technologies, Inc.	5.0
Steel Technologies, Inc.	41.3%	Milastar Corporation	1.0	Novamerican Steel, Inc.	3.3%	Novamerican Steel, Inc.	4.2
Maxco, Inc.	61.2%	Maxco, Inc.	0.5	Milastar Corporation	11.9%	Olympic Steel, Inc.	3.9

Maxco, Inc. Guideline Public Company Method Pricing Multiples	Exhibit C Page 3 of 3

	Commercial Metals Co.	Milastar Corporation	Novamerican Steel, Inc.	Olympic Steel, Inc.	Steel Technologies, Inc.	Worthington Industries, Inc.	Mean	Median	Maxco

Fiscal Year End	(8-31)	(4-30)	(11-30)	(12-31)	(9-30)	(5-31)			(3-31)
Exchange	NYSE	OTC	NSDQ	NSDQ	NSDQ	NYSE			NSDQ
Ticker Symbol	CMC	MILAA	TONS	ZEUS	STTX	WOR			MAXC

Closing Stock Price (10/12/05)	$28.91	$2.30	$37.28	$15.97	$24.07	$18.77			$5.07
Times: Shares Outstanding	58.122	2.723	10.126	10.152	12.923	87.962			3.45
Market Value of Equity (MVE)	1,680.3	6.3	377.5	162.1	311.1	1,651.0	698.0	344.3	17.5
Plus: Preferred Stock	0.0	0.0	0.0	0.0	0.0	0.0			5.1
Plus: Total Debt	572.9	2.2	84.0	82.6	117.0	388.4			16.3
Less: Cash and Equivalents	(68.2)	(0.2)	(12.7)	(4.1)	(17.9)	(57.2)			(1.6)
Less: Non-Operating Assets / Other	0.0	0.0	0.0	0.0	0.0	0.0			(8.6)
Enterprise Value (EV)	2,185.0	8.3	448.8	240.6	410.2	1,982.2	879.2	429.5	28.7

Valuation Multiples
EV / LTM Revenue	34.6%	63.6%	53.3%	23.8%	39.6%	64.4%	46.5%	46.5%	63.1%
EV / 5-Year Wtd. Avg. Revenue	65.0%	76.0%	78.5%	39.9%	70.3%	80.6%	68.4%	73.2%	70.6%

EV / LTM EBITDA	7.0	3.8	3.5	2.1	5.7	6.1	4.7	4.7	5.6
EV / 5-Year Wtd. Avg. EBITDA	11.4	4.8	7.0	5.2	8.6	8.1	7.5	7.6	8.1

EV / 1-Yr. Proj Revenues	33.7%	na	55.6%	24.6%	40.7%	68.4%	44.6%	40.7%	60.5%
EV / 2-Yr. Proj Revenues	36.8%	na	56.6%	25.2%	43.7%	66.8%	45.8%	43.7%	56.8%

Maxco, Inc. Selected Going-Private Transactions Premiums Paid Analysis	Exhibit D Page 1 of 2
Announced	Seller	Industry	Deal Size (Base Equity Price) ($mm)	1-Day Premium	5-Day Premium	30-Day Premium	Market Cap ($mm)

1/14/2004	Heritage Bancshares, Inc. /TX/	Banking & Finance	12.42	65.46%	82.29%	94.01%	7.51
1/14/2004	HCB Bancshares, Inc.	Banking & Finance	27.02	3.99%	4.78%	-2.64%	25.98
1/22/2004	T-NETIX, Inc.	Computer Software, Supplies & Services	69.24	9.52%	16.46%	33.33%	63.22
1/27/2004	Uni-Marts, Inc.	Retail	16.22	14.21%	37.20%	30.06%	14.20
1/27/2004	Dover Investments Corp.	Real Estate	20.06	35.32%	11.79%	14.65%	30.44
2/20/2004	Johnson Outdoors Inc	Toys & Recreational Products	84.35	18.58%	19.29%	27.70%	146.97
2/20/2004	Trover Solutions, Inc.	Miscellaneous Services	59.51	0.00%	-3.18%	1.74%	59.51
2/23/2004	Arrow Magnolia International, Inc.	Chemicals, Paints & Coatings	5.44	3.23%	1.91%	8.11%	5.27
2/27/2004	Guilford Mills Inc	Textiles	104.52	-15.85%	-16.48%	7.04%	124.21
3/5/2004	Extended Stay America, Inc.	Leisure & Entertainment	1926.84	24.60%	26.29%	21.97%	1546.38
3/22/2004	U.S. Oncology, Inc.	Health Services	1089.67	18.50%	20.30%	14.54%	1098.59
3/31/2004	Ecogen Inc	Chemicals, Paints & Coatings	1.68	127.27%	61.29%	78.57%	7.41
4/8/2004	TBA Global Events	Miscellaneous Services	4.94	69.62%	76.32%	17.54%	2.91
4/10/2004	North Bancshares, Inc.	Banking & Finance	23.51	16.07%	17.21%	60.44%	22.43
4/12/2004	SciQuest, Inc.	Computer Software, Supplies & Services	23.99	6.29%	6.29%	6.29%	22.58
4/13/2004	Gristedes Foods, Inc.	Retail	0.82	8.75%	-0.57%	2.35%	15.71
4/23/2004	Loehmanns Holdings, Inc.	Retail	154.77	5.75%	9.68%	24.59%	146.36
4/29/2004	Schuff International Inc	Construction Contractors & Eng. Svcs.	4.43	11.28%	15.12%	17.93%	13.77
5/24/2004	Lason, Inc.	Computer Software, Supplies & Services	3.72	-16.67%	-16.67%	-16.67%	4.46
6/4/2004	Stephan Co.	Toiletries & Cosmetics	19.86	7.53%	9.89%	11.86%	20.51
6/10/2004	Major Automotive Companies, Inc.	Computer Software, Supplies & Services	6.65	1.45%	12.90%	-9.09%	6.55
6/16/2004	Quality Dining, Inc.	Leisure & Entertainment	20.52	39.13%	39.74%	35.02%	26.67
6/25/2004	Edelbrock Corp.	Wholesale & Distribution	44.88	12.72%	13.10%	13.18%	81.58
6/29/2004	Catalyst International, Inc.	Computer Software, Supplies & Services	19.69	92.31%	92.31%	85.19%	10.24
7/2/2004	Del Laboratories, Inc.	Toiletries & Cosmetics	341.47	14.01%	14.75%	22.98%	299.51
7/8/2004	Microwave Transmission Systems, Inc. /Old/	Electrical Equipment	0.33	-12.73%	-12.73%	-12.73%	6.38
7/16/2004	General Bearing Corp.	Industrial & Farm Equipment & Machinery	5.22	6.10%	5.54%	11.42%	14.19
8/6/2004	Mississippi View Holding Co.	Banking & Finance	n/a	39.19%	41.10%	35.53%	n/a
8/17/2004	RSI Holdings, Inc.	Furniture	0.17	11.11%	-16.67%	17.65%	0.71
8/18/2004	Prime Hospitality Corp.	Leisure & Entertainment	546.53	44.63%	42.77%	17.90%	377.88
8/24/2004	Price Legacy Corp.	Brokerage, Investment & Mgmt. Consulting	705.05	2.01%	1.15%	1.91%	691.13
8/29/2004	LNR Property Corp.	Real Estate	1886.19	6.77%	10.08%	16.04%	1766.62
9/13/2004	Rag Shops, Inc.	Retail	9.15	23.21%	17.17%	37.82%	16.74
9/13/2004	Metro-Goldwyn-Mayer, Inc.	Leisure & Entertainment	2863.63	8.01%	8.79%	-1.07%	2651.24
10/7/2004	Anthony & Sylvan Pools Corp.	Construction Contractors & Eng. Svcs.	29.38	34.15%	34.15%	28.65%	21.90
10/18/2004	Select Medical Corp.	Health Services	1835.81	26.58%	27.84%	36.99%	1450.29
10/20/2004	Boca Resorts, Inc.	Leisure & Entertainment	961.42	27.93%	30.65%	24.61%	751.51
10/26/2004	Security Capital Corp.	Insurance	70.96	5.97%	8.91%	9.56%	66.96
11/8/2004	Cypress Communications Holdings Co., Inc.	Miscellaneous Services	41.50	72.00%	72.00%	43.33%	7.12
12/20/2004	Elmer's Restaurants, Inc.	Leisure & Entertainment	5.68	-0.66%	-0.53%	0.00%	13.92
1/17/2005	Penn Engineering & Manufacturing Corp.	Miscellaneous Manufacturing	325.90	0.00%	2.82%	-6.89%	325.90
1/28/2005	RSI Holdings, Inc.	Furniture	0.19	11.11%	11.11%	-23.08%	0.71
2/23/2005	Insurance Auto Auctions, Inc.	Retail	335.11	26.06%	24.39%	28.23%	265.84
3/1/2005	Blue Martini Software, Inc.	Computer Software, Supplies & Services	52.30	63.27%	81.82%	50.94%	32.03
3/7/2005	Insight Communications Co, Inc.	Broadcasting	599.40	21.38%	23.68%	17.62%	574.19
3/17/2005	Toys "R" Us, Inc.	Retail	5925.14	7.99%	13.01%	22.76%	5486.57
3/25/2005	Calprop Corp.	Construction Contractors & Eng. Svcs.	1.07	62.50%	71.05%	170.83%	3.89
3/25/2005	Vestin Group, Inc.	Banking & Finance	1.36	5.56%	3.64%	14.00%	6.82
3/28/2005	SunGard Data Systems, Inc.	Computer Software, Supplies & Services	10391.30	14.10%	44.29%	35.49%	9106.82
3/29/2005	Vialta, Inc.	Electrical Equipment	18.37	56.52%	56.52%	63.64%	19.11
4/7/2005	Neff Corp.	Miscellaneous Services	173.85	67.63%	49.35%	193.36%	103.71

Maxco, Inc. Selected Going-Private Transactions Premiums Paid Analysis	Exhibit D Page 2 of 2

Announced	Seller	Industry	Deal Size (Base Equity Price) ($mm)	1-Day Premium	5-Day Premium	30-Day Premium	Market Cap ($mm)
4/8/2005	ShopKo Stores Inc	Retail	738.98	8.55%	12.71%	46.54%	680.74
4/18/2005	Manchester Technologies, Inc.	Computer Software, Supplies & Services	54.02	35.88%	17.43%	-41.82%	39.76
4/25/2005	DoubleClick, Inc.	Miscellaneous Services	1071.40	-0.82%	17.73%	7.46%	1080.22
4/28/2005	Black Warrior Wireline Corp.	Energy Services	9.38	341.18%	275.00%	212.50%	2.12
4/29/2005	Worldwide Restaurant Concepts, Inc.	Leisure & Entertainment	193.30	42.28%	41.41%	39.44%	135.86
5/2/2005	Neiman Marcus Group Inc	Retail	4894.38	1.71%	3.52%	13.77%	4812.15
5/3/2005	Motion DNA Corp.	Instruments & Photographic Equipment	69.71	89.39%	316.67%	31150.00%	36.47
5/10/2005	Blair Corp.	Computer Software, Supplies & Services	277.02	3.51%	7.43%	5.45%	286.85
5/16/2005	Vermont Teddy Bear Co, Inc.	Retail	32.75	21.50%	29.22%	21.50%	26.96
5/16/2005	iPayment, Inc.	Computer Software, Supplies & Services	565.46	20.44%	9.60%	-8.43%	531.69
5/18/2005	Metals USA Inc	Fabricated Metal Products	446.22	58.39%	50.89%	7.53%	281.73
5/19/2005	United Systems Technology Inc	Computer Software, Supplies & Services	5.62	100.00%	100.00%	66.67%	2.81
5/19/2005	Imperial Sugar Corp.	Food Processing	94.81	-19.35%	-13.51%	-23.80%	137.34
5/31/2005	School Specialty, Inc.	Printing & Publishing	1117.00	24.90%	26.13%	29.49%	894.29
6/1/2005	Mylan Laboratories, Inc.	Drugs, Medical Supplies & Equipment	5386.84	21.21%	21.29%	19.90%	4444.15
6/14/2005	Wyndham International, Inc.	Leisure & Entertainment	1366.50	18.56%	19.79%	21.05%	167.61
6/15/2005	John Q. Hammons Hotels, Inc.	Leisure & Entertainment	126.08	3.23%	2.43%	10.55%	122.14
6/20/2005	Cablevision Systems Corp.	Broadcasting	7890.33	24.67%	24.49%	24.54%	7910.94
7/7/2005	Obsidian Enterprises Inc	Plastics & Rubber	1.31	37.04%	27.59%	44.53%	4.20
7/12/2005	Coast Dental Services Inc	Brokerage, Investment & Mgmt. Consulting	6.93	15.63%	157.66%	156.94%	17.11
7/26/2005	National Vision, Inc.	Instruments & Photographic Equipment	39.57	42.16%	42.72%	40.78%	27.84
7/26/2005	BroadVision, Inc.	Computer Software, Supplies & Services	28.71	-36.36%	-35.88%	-30.58%	45.12
7/28/2005	SS&C Technologies, Inc.	Computer Software, Supplies & Services	856.71	12.88%	11.46%	24.13%	758.97
7/29/2005	PRG-Schultz International, Inc.	Miscellaneous Services	188.49	18.69%	21.63%	1.18%	180.06
8/3/2005	Chart Industries, Inc.	Industrial & Farm Equipment & Machinery	352.30	19821.21%	19821.21%	19821.21%	1.77
8/5/2005	Callaway Golf Co.	Toys & Recreational Products	1239.69	4.84%	8.41%	4.50%	1182.47
8/10/2005	Barbeques Galore Ltd	Household Goods	42.08	92.43%	65.17%	110.85%	21.87
8/17/2005	Beverly Enterprises, Inc.	Health Services	1423.46	0.46%	-0.23%	1.96%	1416.89
9/1/2005	Haggar Corp.	Retail	205.42	25.32%	29.12%	36.53%	163.91
9/6/2005	United Financial Mortgage Corp.	Banking & Finance	35.00	34.93%	32.71%	38.57%	25.94
9/6/2005	Capital Automotive REIT	Brokerage, Investment & Mgmt. Consulting	2046.98	9.03%	10.18%	-1.82%	1644.62
9/12/2005	Hector Communications Corp.	Communications	115.31	13.08%	15.72%	20.18%	101.97
9/13/2005	BayCorp Holdings Ltd.	Electric, Gas Water & Sanitary Services	8.11	45.69%	42.61%	15.55%	5.57
9/15/2005	UICI	Insurance	1706.39	19.05%	17.09%	11.08%	1433.36
9/22/2005	CCC Information Services Group, Inc.	Computer Software, Supplies & Services	439.07	3.92%	4.08%	15.42%	422.51
9/22/2005	Mossimo, Inc.	Apparel	27.31	0.40%	3.73%	7.53%	78.38
9/22/2005	Badger Paper Mills, Inc.	Paper	2.57	-60.38%	-68.27%	-68.35%	6.49
9/27/2005	Party City Corp.	Retail	315.90	42.51%	33.79%	25.45%	221.67

Lower Quartile			15.27	5.75%	7.43%	7.04%	14.20
Median			69.47	16.07%	17.21%	17.93%	65.09
Upper Quartile			573.95	37.04%	39.74%	36.53%	449.80